Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. PROVIDES INITIAL 2018 GUIDANCE

New York, New York, November 13, 2017: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced initial 2018 guidance, which calls for net sales of approximately $620 million, resulting in net income attributable to Inter Parfums, Inc. of approximately $1.40 per diluted share. Guidance assumes the dollar remains at current levels.

Russell Greenberg, Executive Vice President & Chief Financial Officer of Inter Parfums, stated, “Our initial 2018 guidance range implies a year-over-year increase in net sales of approximately 7%, based upon the high end of our 2017 net sales guidance of $580 million. Similarly, we are looking for 2018 net income per diluted share attributable to Inter Parfums, Inc. to increase approximately 8.5% using $1.29 per diluted share, the high end of our 2017 earnings guidance, as a base. We will, if appropriate, affirm or update our guidance as the year progresses.”

Jean Madar, Chairman and Chief Executive Officer, commented, “In the absence of blockbuster launches by our leading brands in 2018, we are looking for a more modest year-over-year growth rate primarily driven by brand extensions, geographic rollouts of 2017 launches, and recurring sales of our perennial best sellers that are to be supported by well-executed advertising and promotion programs and strategic distribution. We expect this to be followed in 2019 and 2020 by renewed acceleration in growth driven by major initiatives by the portfolio’s largest brands, Montblanc, Jimmy Choo, Coach and Rochas.”

Discussing European operations, Mr. Madar noted, “For Montblanc, our largest brand, the global rollout of Legend Night, which has been in limited distribution this year, continues. We will start the new year with several brand extensions, including a companion fragrance for the Coach signature scent for women followed in the second quarter with a new version of the Coach men’s signature scent. Also in the pipeline are new interpretations of Éclat d’Arpège and Modern Princess both by Lanvin. Following the successful launch of Jimmy Choo L’Eau earlier this year, the brand’s nearly five-year old women’s signature scent will add still another member to the family with Jimmy Choo Fever debuting during the summer. We also have brand extensions planned for several of our niche brands, including S.T. Dupont, Repetto, Van Cleef & Arpels and Boucheron.”

With regard to U.S. operations, Mr. Madar continued, “In the first quarter, we have two brand extensions for Abercrombie & Fitch’s First Instinct for men and a fragrance duo to complement the Wave franchise by Hollister. In the spring Bella Blanca for Oscar de la Renta debuts, followed in the second half by the new Dunhill scent for men called Century. Also in the second half of 2018 we will introduce Fantasia Mermaid for Anna Sui, an entirely new fragrance family for Hollister as well as an Abercrombie & Fitch First Instinct extension for women.”

Mr. Madar also noted, “One of our high priorities in the coming year is enlarging our brand portfolio. We are actively seeking new fragrance alliances and have been evaluating several for compatibility, growth prospects and valuation. Although there can be no assurances that we will execute a transaction, with our track record of developing fragrance franchises, our very strong financial position along with access to additional capital, and our global distribution network, we are not only seeking growth opportunities as a licensing partner, but also as a brand acquirer, as we did with Rochas in 2015.”

Inter Parfums, Inc. News Release	Page 2
November 13, 2017

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2016 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com